EXHIBIT 4.11

DATED 11 April 2013

KNOT OFFSHORE PARTNERS LP

as Guarantor

- and -

DNB BANK ASA

as Security Trustee

GUARANTEE AND INDEMNITY

in respect of the obligations of Knutsen Shuttle Tankers XII KS under a US$19,000,000 loan facility relating to

“FORTALEZA KNUTSEN” and “RECIFE KNUTSEN”

THIS GUARANTEE is made on                      2013

BETWEEN:

(1)	KNOT OFFSHORE PARTNERS LP, a limited partnership organised under the laws of the Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (the “Guarantor”); and

(2)	DNB BANK ASA, a company incorporated under the laws of Norway acting through its office at Lars Hillesgt. 30, N-5020 Bergen, Norway in its capacity as security trustee for the Banks (the “Security Trustee”).

WHEREAS:

(A)	By a loan agreement dated 1 December 2009 (as amended by a supplemental agreement dated 14 February 2011, a second supplemental agreement dated 14 September 2012, a third supplemental agreement dated 27 February 2013 and as amended and restated by an amendment and restatement deed dated April 2013, the “Agreement”) now made between (1) Knutsen Shuttle Tankers XII KS as borrower (the “Borrower”), (2) DNB Bank ASA and Nordea Bank Norge ASA as lenders (the “Lenders”), (3) DNB Bank ASA and Nordea Bank Norge ASA as mandated lead arrangers and bookrunners, (4) DNB Bank ASA and Nordea Bank Finland plc as swap providers (5) DNB Bank ASA as agent (the “Agent”) and (6) the Security Trustee, the Lenders agreed to make available to the Borrower a term loan facility of up to $19,000,000.

(B)	At the request of the Borrower and as additional security for the repayment of the Loan and the payment of interest thereon and all other moneys from time to time due or owing to the Banks or any of them under or pursuant to the Finance Documents, the Guarantor has agreed to enter into this Guarantee.

(C)	This Guarantee forms part of the Trust Property which pursuant to the Agreement the Security Trustee holds on trust for itself and the other Banks.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Words and expressions defined in the Agreement shall, unless otherwise expressly provided herein or the context otherwise requires, have the same meanings when used in this Guarantee, including the Recitals. In addition:

“US GAAP” means accounting principles generally accepted in the United States of America.

1.2	In this Guarantee:

1.2.1	unless the context otherwise requires, words in the singular include the plural and vice versa;

1.2.2	references to any document include the same as varied, supplemented or replaced from time to time;

1.2.3	references to any enactment include re-enactments, amendments and extensions thereof;

1.2.4	references to any person include that person’s successors and permitted assigns;

1.2.5	clause headings are for convenience of reference only and are not to be taken into account in construction; and

1.2.6	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Guarantee.

1.3	Except for the Banks, a person who is not a party to this Guarantee may not enforce, or otherwise have the benefit of, any provision of this Guarantee under the Contracts (Rights of Third Parties) Act 1999.

2.	GUARANTEE AND INDEMNITY

2.1	The Guarantor irrevocably and unconditionally:

2.1.1	guarantees the due and punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

2.1.2	undertakes as primary obligor and not as surety only that whenever the Borrower does not pay any part of the Outstanding Indebtedness when due under or in connection with any Finance Document, the Guarantor shall immediately on demand by the Security Trustee pay that amount to the Security Trustee; and

2.1.3	agrees, as a separate and independent stipulation, that if any amounts intended to be guaranteed hereby are not recoverable on the footing of a guarantee, whether by reason of any legal limitation, disability or incapacity on or of the Borrower or any other fact or circumstance, whether or not known to any Bank or the Guarantor, then such amounts shall nevertheless be recoverable from the Guarantor as sole or principal debtor by way of indemnity and shall be payable by the Guarantor to the Security Trustee on demand.

2.2	If the Guarantor fails to pay on the due date any sum (whether of principal, interest or otherwise) due under this Guarantee, interest will accrue, and become payable by it upon the Security Trustee’s demand, upon the sum unpaid from and including the date upon which it fell due for payment until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Loan for successive periods, each of a duration selected by the Agent (acting reasonably). Any such interest shall accrue from day to day, be calculated on the basis of the actual number of days elapsed and a 360 day year and be compounded at the end of each such period determined by the Agent for so long as it remains unpaid.

2.3	The guarantee contained in this Clause 2 is a guarantee of payment and performance and not of collection.

3.	CONTINUING SECURITY

3.1	This Guarantee:

3.1.1	is and shall at all times be a continuing security for the payment of the full amount of the Outstanding Indebtedness from time to time;

3.1.2	shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness;

3.1.3	shall be in addition to and shall not merge with or be prejudiced or affected by any other security for the Outstanding Indebtedness which may have been, or may at any time hereafter be, given to the Banks (or any of them) by the Borrower or any other person.

3.2	The obligations of the Guarantor under this Guarantee shall not be reduced, discharged or otherwise adversely affected by reason of any act, omission, matter or thing (whether or not known to the Guarantor and/or any Bank) which, but for this provision, might operate to release the Guarantor from all or part of its liability under this Guarantee including, without limitation:

3.2.1	any time or indulgence granted to, or composition with, the Borrower or any other person; or

3.2.2	any termination, renewal, extension or variation of any credit, accommodation or facility granted by the Banks (or any of them) to the Borrower or any other person or any amendment of, or the making of any supplement to, any Finance Document or any other document or security; or

3.2.3	the taking, variation, compromise, renewal, enforcement, realisation or release of, or refusal or neglect or failure to take, perfect, release or enforce, any rights, remedies or securities against, or granted by, any Obligor or other person; or

3.2.4	any incapacity, disability, or defect in powers of any Obligor or other person, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of any Obligor or other person; or

3.2.5	any illegality, invalidity, avoidance or unenforceability on any grounds whatsoever of, or of any obligations of any Obligor or other person under, any Finance Document or any other document or security; or

3.2.6	the death, liquidation, administration, insolvency, amalgamation, reorganisation or dissolution, or any change in the constitution, name or style, of any Obligor, any Bank or any other person.

4.	RESTRICTIONS ON GUARANTOR

4.1	Until the moneys and liabilities hereby guaranteed have been paid and discharged in full, the Guarantor shall not be entitled, nor shall the Guarantor claim, by virtue of any payment made by it under this Guarantee:

4.1.1	to exercise any right of subrogation or indemnity or any other right or remedy in relation to any rights, security or moneys held by or recovered or receivable by the Security Trustee or any other Bank under the Finance Documents; or

4.1.2	to exercise any right of set-off or counterclaim against the Borrower or any other Obligor; or

4.1.3	to exercise any right of contribution from any other Obligor in respect of the Outstanding Indebtedness; or

4.1.4	to receive, claim or have the benefit of any payment, distribution or security from the Borrower or any other Obligor; or

4.1.5	unless so directed by the Security Trustee (in which case the Guarantor shall prove in accordance with the Security Trustee’s directions), to rank as a creditor or have any right of proof in the bankruptcy, liquidation or insolvency of the Borrower or any other Obligor in competition with the Security Trustee.

4.2	The Guarantor hereby represents and warrants that it has not taken, and undertakes that it will not take, without the prior written consent of the Security Trustee (as directed by the Lenders), any security from the Borrower or any other Obligor in respect of the Guarantor’s liability under this Guarantee.

4.3	If the Guarantor is required by the Security Trustee to prove in the bankruptcy, liquidation or insolvency of the Borrower or any other Obligor, or receives any payment, distribution or security from the Borrower or any other Obligor, or exercises any right of set-off or counterclaim, or otherwise acts in breach of any provision of this Clause 4, then in each such case the Guarantor shall hold on trust for the Security Trustee and forthwith pay or transfer (as may be appropriate) to the Security Trustee any such payment, amount set off, distribution or benefit of such security received by it.

5.	WAIVER BY GUARANTOR

5.1	The Guarantor hereby waives any rights which the Guarantor may have to require the Security Trustee first to enforce any of the other Finance Documents or claim payment from the Borrower or any other person, before enforcing any rights of the Security Trustee against the Guarantor under this Guarantee.

6.	PAYMENTS AND APPLICATION OF FUNDS

6.1	Unless otherwise specified by the Security Trustee, all moneys to be paid by the Guarantor under this Guarantee shall be paid to the Security Trustee in Dollars on the due date and in same day funds to such account as the Security Trustee may from time to time notify the Guarantor.

6.2	Subject as provided below, all moneys received or recovered by the Security Trustee pursuant to this Guarantee shall be held by it upon trust, in the first place to pay or make good all costs, expenses and liabilities whatsoever incurred by the Security Trustee in or about or incidental to the recovery of such moneys, and the balance shall be applied in accordance with Clause 7.2 of the Agreement. The Security Trustee may at its discretion place and keep any moneys so received or recovered to the credit of a suspense account for so long as the Security Trustee may think fit with a view to preserving the rights of the Security Trustee to prove for the whole of its claims against the Borrower or other person liable.

6.3	The Guarantor hereby irrevocably waives any rights of appropriation to which it may be entitled.

7.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

7.1	All payments to be made by the Guarantor under this Guarantee shall be made without set-off or counterclaim and free and clear of, and without deduction for or on account of, any present or future taxes, unless the Guarantor is compelled by law to make payment subject to any such tax.

7.2	If the Guarantor is compelled by law to make payment subject to such taxes, the Guarantor will:

7.2.1	promptly notify the Security Trustee upon becoming aware of such requirement;

7.2.2	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

7.2.3	pay the Security Trustee such additional amount as is necessary to ensure that the Security Trustee or (if the payment is not due to the Security Trustee for its own account) the Bank beneficially interested in the payment (the “relevant recipient”) receives a net amount equal to the full amount which it would have received had such tax deduction not been required to be made; and

7.2.4	as soon as reasonably practicable after making the relevant tax deduction, deliver to the Security Trustee for forwarding to the relevant recipient a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to such authority.

7.3	If, following any such tax deduction as is referred to in Clause 7.2 from any payment by the Guarantor, the relevant recipient shall receive or be granted a credit against or remission for any taxes payable by it, the relevant recipient shall, subject to the Guarantor having made any increased payment in accordance with Clause 7.2 and to the extent that the relevant recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the relevant recipient to obtain any other relief or allowance which may be available to it, reimburse the Guarantor with such amount as the relevant recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the relevant recipient (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment to the relevant recipient as aforesaid. Such reimbursement shall be made forthwith upon the relevant recipient certifying that the amount of such credit or remission has been received by it. Nothing contained in this Guarantee shall oblige any Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Guarantor shall not by virtue of this Clause 7.3 be entitled to enquire about the tax affairs of any Bank.

8.	PROVISO TO RELEASE OF THIS GUARANTEE

8.1	Any release, discharge or settlement between the Guarantor and the Security Trustee in relation to this guarantee shall be conditional on no right, security, disposition or payment to the Banks (or any of them) by the Guarantor, the Borrower or any other person in respect of the Outstanding Indebtedness being avoided, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason. If any such right, security, disposition or payment is avoided, set aside or ordered to be refunded, the Security Trustee shall be entitled subsequently to enforce this Guarantee against the Guarantor as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

9.	REPRESENTATIONS AND WARRANTIES

9.1	The Guarantor represents and warrants that the following matters are true at the date of this Guarantee.

9.2	The Guarantor:

9.2.1	is a limited liability partnership which is duly organised, validly existing and in good standing under the laws of the Marshall Islands;

9.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted;

9.2.3	has complied with all statutory and other requirements relative to its business;

9.2.4	is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

9.3	The entry into and performance by the Guarantor of this Guarantee are within the corporate powers of the Guarantor and have been duly authorised by all necessary corporate actions and approvals. In entering into this Guarantee the Guarantor is acting on its own account and not as agent or nominee of any person.

9.4	The entry into and performance by the Guarantor of this Guarantee do not and will not:

9.4.1	contravene in any respect the constitutional documents of the Guarantor or any law, regulation or contractual restriction which does, or may, bind the Guarantor or any of its assets; or

9.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.

9.5	All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Guarantee have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.

9.6	This Guarantee constitutes the legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

9.7	No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of the Guarantor) threatened, which, if adversely determined, would have a Material Adverse Effect.

9.8	No continuing Event of Default or Potential Event of Default has occurred.

9.9	All factual information furnished in writing to any Bank by or on behalf of the Guarantor in connection with the negotiation and preparation of the Finance Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.

9.10	All payments to be made by the Guarantor under this Guarantee may be made free and clear of and without deduction or withholding for or on account of any taxes, and this Guarantee is not liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with the admissibility in evidence of any thereof.

9.11	The Guarantor has complied in all material respects with all relevant tax laws and regulations applicable to it and its business.

9.12	The payment obligations of the Guarantor under this Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.13	The Guarantor has received a copy of the Agreement and is familiar with and has approved its terms and conditions.

9.14	The Guarantor agrees that the representations set out in this Clause 9 (other than the ones in Clauses 9.5, 9.7, 9.8 and 9.10) shall survive the execution of this Guarantee and shall be deemed to be repeated on each Interest Date with reference to the facts and circumstances then subsisting, as if made on such date.

10.	UNDERTAKINGS

10.1	The undertakings in this Clause 10 shall remain in force from the date of this Guarantee to the end of the Security Period.

10.2	The Guarantor shall:

10.2.1	procure the performance and observance by the Borrower of the covenants and obligations imposed upon it under the Finance Documents;

10.2.2	maintain its corporate existence as a limited liability partnership duly organised, validly existing and in good standing in the Marshall Islands;

10.2.3	obtain and maintain in force, and promptly furnish certified copies to the Security Trustee of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under this Guarantee or which may be required for the validity, enforceability or admissibility in evidence of this Guarantee;

10.2.4	ensure that its obligations under this Guarantee rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations;

10.2.5	conduct its business in a proper and efficient manner and not change the nature, organisation or conduct of its business;

10.2.6	pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for their payment if such proceedings fail;

10.2.7	keep proper books of account in respect of its business in accordance with US GAAP consistently applied and whenever so requested by the Security Trustee make the same available for inspection by or on behalf of the Agent;

10.2.8	provide to the Security Trustee:

(a)	within 150 days of the end of each financial year of the Guarantor, certified copies (in a sufficient number for each of the Banks) of the consolidated profit and loss accounts and balance sheets of the Group for that financial year, prepared in accordance with US GAAP and audited by auditors previously approved in writing by the Agent;

(b)	within 90 days of 31 March, 30 June, 30 September and 31 December in each year, certified copies (in a sufficient number for each of the Banks) of the unaudited consolidated profit and loss accounts and balance sheets of the Group for the relevant financial year to date, prepared in accordance with US GAAP;

(c)	as at 31 March, 30 June and 30 September in each year (and within 90 days of each such date) and as at 31 December in each year (and within 150 days of each such date), a compliance certificate in the form set out in Schedule 1 signed by the chief financial officer or chief executive officer of the Guarantor and the Borrower confirming that they and the other Obligors are, as at the date of such certificate, in compliance with their respective obligations under the Finance Documents and that no Event of Default or Potential Event of Default has occurred, or, if any has occurred, that none is continuing;

(d)	within 60 days after 31 December in each year, a certified copy of the financial projections of the Group for that year and the next 5 years (including consolidated profit and loss, balance sheet and cash flow forecasts with supporting schedules and calculations); and

(e)	promptly, such further information in the possession or control of the Guarantor regarding the financial condition and operations of the Group as the Security Trustee may reasonably request.

10.2.9	inform the Security Trustee promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which, in any such case, might have a Material Adverse Effect;

10.2.10	promptly after the happening of any Event of Default or a Potential Event of Default, notify the Security Trustee of such event and of the steps (if any) which are being taken to remedy it;

10.2.11	without prejudice to Clause 10.2.10, promptly upon a request by the Security Trustee if an Event of Default or a Potential Event of Default has occurred and is continuing (or the Security Trustee reasonably believes that an Event of Default or a Potential Event of Default may have occurred and then be continuing), supply to the Security Trustee a certificate signed on behalf of the Guarantor by any two of its directors and/or executive officers identifying all of the Events of Default and Potential Events of Default, if any, of which the Guarantor is aware and which are then continuing (and specifying the steps, if any, being taken to remedy them);

10.2.12	promptly provide the Security Trustee with such other financial and other information concerning the Group and its affairs as the Security Trustee may from time to time require; and

10.2.13	ensure that:

(a)	the Borrower is wholly-owned directly or indirectly by the Guarantor; and

(b)	the MLP General Partner is wholly-owned directly or indirectly by the Sponsor; and

(c)	the MLP General Partner is the general partner of the Guarantor; and

(d)	the Sponsor owns not less than one-third of the share capital and voting rights (subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Guarantor; and

(e)	no person or group of persons acting in concert (other than the Sponsor or any wholly-owned subsidiaries thereof) owns more than 33% of the share capital or voting rights (subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Guarantor; and

(f)	the Guarantor is and remains listed on the New York Stock Exchange,

except as agreed in writing by the Security Trustee (acting on the instructions of the Lenders).

10.3	The Guarantor shall not without the prior consent of the Security Trustee (as directed by the Lenders):

10.3.1	consolidate, amalgamate or merge with any other entity;

10.3.2	alter or extend its financial year for the purposes of the preparation of its accounts, or change its auditors; or

10.3.3	undertake any transaction with any person, company or other entity which is an affiliate of the Guarantor unless such transaction is conducted at arm’s length on normal commercial terms.

11.	FINANCIAL COVENANTS

11.1	The Guarantor shall ensure that at all times from the date of this Guarantee until the end of the Security Period:

11.1.1	the amount of Free Liquidity is not less than the aggregate of:

(a)	$15,000,000; plus

(b)	$1,500,000 for each Long-term Charter Free Group Vessel on the date of computation; plus

(c)	$1,000,000 for each of the Additional Group Vessels on the date of computation;

11.1.2	the Book Equity is not less than 30% of the Total Assets; and

11.1.3	EBITDA is not less than 250% of Interest Expense.

11.2	For the purposes of this Guarantee:

“Additional Group Vessels” means the number of Group Vessels at any relevant time by which the total number of Group Vessels exceeds 8;

“Book Equity” means the book value of equity of the Group determined on a consolidated basis in accordance with US GAAP;

“EBITDA” means the earnings before interest, depreciation, amortisation and taxes for the Group determined on a consolidated basis in accordance with US GAAP for each period of twelve months ending on the last day of each quarter of the financial year;

“Free Liquidity” means, in respect of the Group on a consolidated basis, the aggregate value of:

(a)	cash in hand and unencumbered bank deposits; and

(b)	unencumbered liquid bonds and other debt instruments with an “A” - rating or better of Standard & Poor’s Ratings Group or Moody’s Investor’s Service, Inc. and liquid equities listed on any major stock exchange; and

(c)	any other bond or debt instrument accepted by the Agent on instructions of the Lenders in writing;

provided, however, that the Free Liquidity shall not include undrawn amounts under any loan agreement with a lender which is not a member of the Group to which the Borrower, the Guarantor and/or any other member of the Group is a party;

“Group Vessel” means a vessel which is either:

(a)	in the registered ownership of a member of the Group;

(b)	on bareboat charter to a member of the Group;

(c)	subject to a time charterparty to a member of the Group which has a remaining duration (excluding optional periods which have not been declared) of at least 12 months; or

(d)	leased to a member of the Group or is subject to any other operating agreement which would be treated as a finance or capital lease.

“Interest Expense” means the interest expense of the Group determined on a consolidated basis in accordance with US GAAP;

“Long-term Charter Free Group Vessel” means a Group Vessel which, as at any relevant date, is not subject to a charterparty which:

(e)	is with a charterer which is not a member of the Group;

(f)	is on terms approved by the Security Trustee (acting on the instructions of the Majority Lenders); and

(g)	has a remaining duration (excluding optional periods which have not been declared) of at least 12 months;

“Total Assets” means the total assets of the Group determined on a consolidated basis in accordance with US GAAP.

12.	INDEMNITIES AND EXPENSES

12.1	The Guarantor shall pay to the Security Trustee on demand, and indemnify and keep each Bank indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by the Security Trustee:

12.1.1	in the negotiation, preparation, printing, execution and registration of this Guarantee and the other Security Documents;

12.1.2	in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Security Trustee under this Guarantee or of the security constituted by the Security Documents;

12.1.3	in connection with any actual or proposed amendment or release of or supplement to this Guarantee, or with any request to the Security Trustee to grant any consent or waiver in respect of any provision of this Guarantee, whether or not the same is given;

12.1.4	arising out of any act or omission made by the Banks (or any of them) in good faith in connection with any of the matters dealt with in this Guarantee.

12.2	The Guarantor shall pay any and all stamp, documentary, registration and like taxes or charges imposed by governmental authorities in relation to this Guarantee and shall indemnify each Bank against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Guarantor to pay such taxes or charges.

12.3	If any sum due from the Guarantor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of making or filing a claim or proof against the Guarantor or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall as an independent obligation, within 3 Banking Days of demand, indemnify each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Bank at the time of its receipt of that Sum.

12.4	The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

13.	ASSIGNMENTS AND TRANSFERS

13.1	This Guarantee shall be binding upon the Guarantor and shall inure to the benefit of the Security Trustee and the other Banks.

13.2	The Guarantor may not assign or transfer all or any of its rights, benefits or obligations under this Guarantee.

13.3	Any Bank may freely assign or transfer or sub-participate all or any of its rights, benefits or obligations under this Guarantee in accordance with the relevant provisions of the Agreement as if the same were, mutatis mutandis, set out in full in this Guarantee.

13.4	Any Bank may disclose to any potential transferee, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Guarantee, such information about the Guarantor and its business, assets or financial condition as that Bank shall consider appropriate.

13.5	Any Bank may at any time and from time to time change its lending office and/or delegate any one or more of its rights, powers and/or obligations under this Guarantee to any person.

13.6	The Guarantor undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Security Trustee may reasonably require for the purpose of perfecting any such assignment, transfer, sub-participation, change or delegation as aforesaid.

13.7	Without prejudice to Clause 13.6, the Guarantor irrevocably authorises the Agent to sign any Transfer Certificate on its behalf.

14.	SET-OFF

14.1	A Bank may set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owned by that Bank) against any matured obligation owed by that Bank to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

15.	MISCELLANEOUS

15.1	No failure to exercise, nor any delay in exercising, on the part of the Security Trustee, any right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

15.2	Any waiver by the Security Trustee of any provision of this Guarantee, and any consent or approval given by the Security Trustee hereunder, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. This Guarantee may not be amended or varied orally but only by an instrument signed by or on behalf of each of the parties hereto.

15.3	If at any time one or more of the provisions of this Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

15.4	This Guarantee may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

15.5	A certificate or determination by the Security Trustee or any other Bank as to the amount of the Outstanding Indebtedness or any part thereof, without limitation as to any other matter provided for in this Guarantee or the other Security Documents, shall (save in case of manifest error) for all purposes be conclusive and binding upon the Guarantor.

15.6	The Guarantor shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Security Trustee may require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Guarantee.

16.	NOTICES

16.1	All notices (which expression includes any demand, request, consent or other communication) to be given by one party to the other under this Guarantee shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

16.1.1	in the case of the Security Trustee, to it at:

Lars Hillesgt. 30
N-5020 Bergen
Norway

Telefax No:	+47 55 21 19 24
Attn:	Shipping Department

16.1.2	in the case of the Guarantor, to it at:

2 Queen’ Cross
Aberdeen
Aberdeenshire
AB15 4YB
United Kingdom

Telefax No:	+44 1224 624 891
Attn:	Arild Vik

or to such other address and/or number as is notified by one party to the other under this Guarantee.

16.2	Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally), provided that any notice to the Security Trustee shall be effective only upon its actual receipt by the Security Trustee and then only if it is expressly marked for the attention of the relevant department or officer named above (or any substitute from time to time notified by the Security Trustee). In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given at the opening of business hours on the next working day in such country.

16.3	All notices and documents to be given or delivered pursuant to or otherwise in relation to this Guarantee shall be in the English language or be accompanied by a certified English translation.

17.	APPLICABLE LAW AND JURISDICTION

17.1	This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

17.2	The Guarantor hereby irrevocably agrees for the exclusive benefit of the Security Trustee that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 17 as “Proceedings”) which may arise out of or in connection with this Guarantee and/or any of the other Finance Documents to which the Guarantor may be party, and for such purposes irrevocably submits to the jurisdiction of such courts.

17.3	The Guarantor hereby irrevocably agrees:

17.3.1	that, for the purpose of Proceedings in England, any legal process may be served upon SH Process Agents Limited whose registered office is presently at 1 Finsbury Circus, London EC2M 7SH (Ref: 748/47-03533) who are hereby authorised to accept service on behalf of the Guarantor, which shall be deemed to be good service on the Guarantor; and

17.3.2	that throughout the Security Period the Guarantor will maintain a duly appointed process agent in England, duly notified to the Security Trustee, and that failure by any such process agent to give notice thereof to the Guarantor shall not impair the validity of such service or of a judgment or order based thereon.

17.4	Nothing in this Clause 17 shall affect the right of the Security Trustee to serve process in any manner permitted by law or limit the right of the Security Trustee to take Proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by the Security Trustee in any other jurisdiction, whether concurrently or not.

The Guarantor shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Guarantee and/or any of the other Security Documents.

17.5	The Guarantor irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 17, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon the Guarantor and may be enforced without review in the courts of any other jurisdiction.

17.6	The Guarantor consents generally in respect of any Proceedings arising out of or in connection with this Guarantee and/or any of the other Finance Documents to the giving of any relief or the issue of any process in connection with such Proceedings, including, without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

IN WITNESS of which the parties to this Guarantee have executed this Guarantee as a deed the day and year first before written.

EXECUTION PAGE

SIGNED AND DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ ARILD VIK
KNOT OFFSHORE PARTNERS LP	)	Arild Vik
in the presence of:	)

Signature: /s/ EDWARD L. SZARMACH

Name: Edward L. Szarmach

Occupation: Paralegal

Address: Vinson & Elkins LLP
666 5th Ave
N.Y., N.Y. 10103

SIGNED AND DELIVERED as a DEED	)
by	)
duly authorised for and on behalf of	)	/s/ KATHERINE NOBLE
DNB BANK ASA	)	Katherine Noble
in the presence of:	)

Signature: /s/ HOLLY FOSTER

Name: Holly Foster

Occupation: Trainee Solicitor

Address: Holman Fenwick Willian LLP

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:	DNB Bank ASA
Lars Hillesgt. 30
N-5020 Bergen
Norway
Attn: Shipping Department
Telefax No: +47 55 21 19 24

Date: [—] 201[—]

Dear Sirs

$160,000,000 Loan to Knutsen Shuttle Tankers XII KS

We refer to:

(A)	the loan agreement dated 1 December 2009 (as amended and restated, the “Loan Agreement”) now made between (1) Knutsen Shuttle Tankers XII KS as borrower (the “Borrower”), (2) DNB Bank ASA and Nordea Bank Norge ASA as lenders (the “Lenders”), (3) DNB Bank ASA and Nordea Bank Norge ASA as mandated lead arrangers and bookrunners, (4) DNB Bank ASA and Nordea Bank Finland plc as swap providers (5) DNB Bank ASA as agent and (6) DNB Bank ASA as security trustee providing for the making available to the Borrower of a secured term loan in the amount of up to $19,000,000; and

(B)	the deed of guarantee and indemnity dated [—] 2013 (the “Guarantee”) made by KNOT Offshore Partners LP (the “Parent Guarantor”) in favour of the Security Trustee as security for the performance by the Borrower of its obligations under the Loan Agreement.

This certificate is issued to you pursuant to Clause 12.2.3 of the Loan Agreement and Clause 10.2.8(c) of the Guarantee and we hereby certify that, as of [31 March][30 June][30 September][31 December] 201[—]:

1.	The amount of Free Liquidity was $[—] and there were [—] Long-term Charter Free Group Vessels and [no][—] Additional Group Vessels. Accordingly, the minimum required amount of Free Liquidity on that date was $[—], being:

(a)	$15,000,000; plus

(b)	$1,500,000 x [—]; plus

(c)	$1,000,000 x [—]

Requirement:	Free Liquidity to be not less than $[—].

Satisfied:	Yes/

2.	The Book Equity was $[—] and the Total Assets were $[—]

Requirement:	Book Equity to be not less than 30% of the Total Assets at any time.

Satisfied:	Yes/

3.	EBITDA was $[—] and the Interest Expense was $[—]

Requirement:	EBITDA to be not less than 250% of the Interest Expense at any time.

Satisfied:	Yes/

4.	The Working Capital of the Borrower was $[—] based on current assets of $[—] less current liabilities (excluding instalments on long-term debt and capital lease payments falling within 6 months after the date of calculation) of $[—]

Requirement:	The Borrower not to have a negative Working Capital at any time.

Satisfied:	Yes/

We also certify that, as of the date of this certificate, we and the other Obligors are in compliance with our respective obligations under the Security Documents and that no Potential Event of Default or Event of Default has occurred and is continuing.

Words and expressions whose meanings are defined in the Loan Agreement and/or the Guarantee shall have the same meanings when used herein.

Yours faithfully,

For and on behalf of
KNOT Offshore Partners LP

By:
Chief [Financial][Executive] Officer

For and on behalf of
Knutsen Shuttle Tankers XII KS

By:
Chief [Financial][Executive] Officer